Exhibit 10.1
AMENDMENT TO THE
CLEARWIRE CORPORATION
2010 EXECUTIVE CONTINUITY PLAN
     Clearwire Corporation, by action of the Compensation Committee of the Board, adopted the following amendments to the Clearwire Corporation 2010 Executive Continuity Plan (the “2010 Plan”). Pursuant to Section 11.1 of the 2010 Plan, this amendment shall be binding on Clearwire Corporation and each Participant in the plan in accordance with the terms of the 2010 Plan and any executed consent to the amendment, effective March 10, 2011.
     1. Section 6.2 is amended by adding the following paragraph:
     Notwithstanding the foregoing, all or part of the cash portion of any Executive Continuity Benefits (up to the Severance Amount as defined in Section 13.8) may, at the option of the Company, be paid in the form of stock instead of cash. Any amount not paid in stock, including the cash portion of Executive Continuity Benefits in excess of the Severance Amount, shall be paid in equal bi-weekly installments over the applicable Non-Competition Period. To the extent paid in stock, payment will be made in a single distribution in the form of Restricted Shares of Clearwire stock (CLWR). The stock will be equal in value to the cash portion the Participant would have received, determined using the closing stock price on the trading day before the Participant’s last day of employment (the “Grant Date”), rounded up to the nearest whole share, plus a 1% premium to cover broker’s fees. The Restricted Shares will be issued when installments would have begun, after execution of the Release and Non-Competition Agreement (if applicable), and expiration of the time to revoke the Release (the “Release Date”), and provided that Participant has agreed to the terms of the Non-Competition Agreement. Sufficient stock will be sold on the Release Date to cover withholding obligations, and the remaining shares will be deposited in the Participant’s E*TRADE account. In addition, if between the Grant Date and the time it is sold the value of Clearwire stock declines below the cash portion that the Participant would have received, the Company will pay a cash “true-up” equal to the amount of the decline; provided, that the Participant sold the stock within 10 business days of the first opportunity that occurs on or after the Release Date to sell it free of trading restrictions.
     For example, if, after giving effect to Article 7, a Group II Participant is to receive $600,000 in cash as part of the Regular Severance Benefits, at the Company’s option up to $490,000 may be paid in the form of stock and the excess will be paid over the one-year Non-Competition Period applicable to the Group II participant in 26 equal installments of $4,230.77 each, subject to applicable withholding. Each installment payment would be subject to compliance with the Non-Competition Agreement. If the value of the stock is $5 per share on the Grant Date, the Participant would be granted 98,000 shares, plus a 1% premium equals 98,980 shares. Assuming that the stock is sold at the first available opportunity and the price has declined to $4.70 per share at that time, the Company will pay a cash true-up of $29,400 (98,000 shares times $0.30).
     2. Section 6.3 is amended by adding the following sentence:
     “This section 6.3 does not apply to proceeds of the sale of stock received as payment for the cash portion of Executive Continuity Benefits under Section 6.2.”

     3. Section 11.1 is amended to read as follows:
     The Board may amend, modify or terminate this Plan at any time. On or before the second anniversary of the Effective Date, no amendment, modification or termination of this Plan shall adversely affect, in any way, the rights or Executive Continuity Benefits of any employee who has become a Participant under the Plan unless the Participant receives substantially similar rights and benefits under another plan or agreement adopted by the Company, the Participant consents to such amendment in writing, or this Plan has terminated as to the Participant under Section 11.2 below. After the second anniversary of the Effective Date, the Plan may be amended, modified or terminated in any manner upon one year’s prior written notice to each Participant whose rights or Executive Continuity Benefits may be adversely affected thereby and for whom this Plan has not then terminated, unless such Participant consents to a shorter notice period.
     4. Section 13.8 is amended by adding the following paragraph:
     To clarify the applicability of Section 409A of the Code, the Company intends that the cash portion of any Executive Continuity Benefit up to the Severance Amount shall fall within the exception for an involuntary separation pay plan in Treas. Reg. 1.409A-1(b)(9)(iii), while the excess over the Severance Amount shall be subject to Section 409A. Therefore, the excepted portion of the Plan shall not be considered deferred compensation and shall not be subject to the 6-month delay in payments for “specified employees.” The Severance Amount means the lesser of (a) two times the Participant’s annual rate of pay for the calendar year prior to the year of termination (adjusted for any increase during that year that expected to continue indefinitely if the Participant had not been terminated) or? (b) two times the maximum dollar limit on compensation that may be taken into account under Code Section 401(a)(17). (For 2011 the dollar limit is $245,000, so (b) is $490,000.)
     EXECUTED this 10th day of March, 2011.

CLEARWIRE CORPORATION
By:	/s/ Erik E. Prusch

CONSENT TO AMENDMENT
     The undersigned Participant in the Clearwire Corporation 2010 Executive Continuity Plan (the 2010 Plan), consents to the Amendment to the 2010 Plan adopted effective                     , 2011 as attached hereto, including the provisions amending Section 11.1 of the 2010 Plan, and agrees to be bound by the Amendment.

DATED _____________	Participant:

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